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                                                                   EXHIBIT 99(a)

                          AGREEMENT AND DECLARATION OF
                             ARBI LIQUIDATING TRUST



     This Agreement and Declaration of the ARBI Liquidating Trust ("Agreement") is by and between American Republic Bancshares, Inc., a New Mexico Corporation ("ARBI"), and _________________, an individual residing in ________________
("Trustee"), who agree as follows:

     1. Introduction. At a duly convened meeting of the Board of Directors of ARBI held June 4, 1994, the Board of Directors approved the merger ("Merger") of ARBI with a wholly-owned subsidiary of Norwest Corporation, a Delaware corporation ("Norwest"), pursuant to the terms and conditions of an Agreement and Plan of Reorganization dated as of June 6, 1994 by and between ARBI and Norwest ("Reorganization Agreement"). At a duly convened meeting of the shareholders of ARBI on ___________, 1994, the shareholders of ARBI approved the terms of the Reorganization Agreement and the Merger. The Reorganization Agreement requires, among other things, that prior to the effective date of the Merger ARBI distribute or cause to be distributed, at fair market value, to an irrevocable trust established for the exclusive ratable benefit of all the shareholders of record of ARBI as of the date of the distribution (i) all of the artwork owned by ARBI or any ARBI subsidiary listed on Schedule I hereto and any indebtedness incurred in purchasing such artwork, (ii) all equity securities of New Mexico Financial Corporation owned by ARBI or any ARBI subsidiary, and (iii) $50,000 in cash ("Trust Assets"). This Agreement sets forth the terms and conditions on which the trust required by the Reorganization Agreement is to organized, administered and terminated.

     2.   The Trust.
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          2.1  Establishment of the Trust.  Subject to the terms and conditions of this Agreement and the laws of the State of New Mexico, there is hereby established by ARBI on behalf of its shareholders, a trust ("Trust") for the exclusive ratable benefit of each person who was a shareholder of record of ARBI on the date hereof as evidenced by the list of shareholders attached hereto as Exhibit A ("Shareholders"). Concurrently with the establishment of this Trust, ARBI is delivering to the Trustee, on behalf of the Shareholders, all of the Trust Assets, as required by the Reorganization Agreement.

          The Trustee is hereby authorized and appointed to act for the benefit of all of the Shareholders and shall hereby succeed to all the right, title and interest of ARBI in and to all of the Trust Assets and the earnings thereon and distributions in respect thereof, including but not limited to (i) any dividends or other payments or distributions to which any Shareholder may be entitled who cannot be located, (ii) all cash, notes receivable and other Trust Assets of ARBI, and (iii) any uncollected claims, contingent assets (including claims for refund of taxes or for proceeds of insurance in respect of the Trust assets).

          2.2 Purposes of the Trust. The purposes of this Trust are to (i) receive the distribution from ARBI of the Trust Assets and any additional assets which ARBI may
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distribute to the Trust pursuant to the Reorganization Agreement or otherwise,
(ii) receive any and all other assets which may come into the possession of the Trustee, (iii) cause, to the extent practicable, the Trust Assets and such other assets to be converted into cash, (iv) invest the cash proceeds resulting from the collection, liquidation or conversion into cash of the Trust Assets until such assets can be distributed pursuant to the terms hereof, (v) discharge all debts, liabilities, and obligations assumed by the Trust pursuant to the Reorganization Agreement or incurred by the Trust in connection with its operation and termination, and (vi) distribute, in one or more distributions, to the Shareholders as promptly as practicable all assets remaining after the payment or the provision for payment of the obligations and expenses of this Trust. The Trust is expressly prohibited from engaging, directly or indirectly, in any form of trade or business for profit. Furthermore, under no circumstances shall any of the Trust Assets or any other assets of the Trust held by the Trustee be returned to ARBI.

          2.3 Interests in the Trust. On the establishment of this Trust, each shareholder shall have a fractional interest ("Interest[s]") in the net assets held in this Trust, and in any distribution from this Trust which is made to all the Shareholders, equal to the ratio which the number of shares of capital stock of the Company held of record by such Shareholder as of the date hereof ("Record Date") bears to the total number of shares of capital stock of the Company issued and outstanding as of the Record Date. The Interest, expressed in percentage or fractional form, of each Shareholder initially shall be as set forth on Exhibit "A." The Trustee shall establish and maintain a ledger ("Interest Ledger") reflecting the Interest, expressed in percentage or in fractional form, of each Shareholder. The Trustee shall record a change in or transfer of all or any portion of any Shareholder's Interest in this Trust in the Interest Ledger only in the event that such change or transfer shall be one permitted or authorized pursuant to Section 2.4 below, and the Trustee shall have received from the transferor (or his representative), such documents of assignment and such evidence of identity and capacity to transfer as the Trustee in its discretion may deem necessary. Until such time as the Trustee shall have received evidence (in a form suitable to the Trustee in accordance with Section
2.4 below) of a permitted change in any Shareholder's Interest, the Trustee may rely with full immunity on the fact that each Shareholder continues to own the interest in the Trust Assets set forth in the Interest Ledger opposite his name. All distributions of Trust Assets made to the Shareholders by the Trustee in accordance with this Agreement shall be made to the Shareholders specified in the Interest Ledger, pro rata, in accordance with their respective Interests.

          2.4 Non-Transferability of Interests in the Trust. The Interests created in this Trust shall neither be negotiable, assignable or transferable, except for transfers effected by death (including both the transfer of title from the decedent to his estate and from the decedent's estate to his distributees or legatees), divorce, bankruptcy or other transfer effected by operation of law.

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     3.  Trustee.
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          3.1  Appointment of Trustee.  The Trustee of this Trust shall be _____
________ or any successor trustee appointed in accordance with the provisions of
Section 3.7.

          3.2  Powers and Responsibilities of Trustee.  The Trustee shall have
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the following powers and responsibilities:

          (a) To receive, on behalf of the Shareholders and for their benefit, the Trust Assets from, and any other assets distributed by, ARBI, and any other assets which may come into the possession of the Trustee.

          (b) To deal with the Trust Assets in any manner in which the Trustee reasonably believes will benefit the Shareholders, including without limitation, the sale, lease or exhibition of any artwork included therein.

          (c) To collect, liquidate or otherwise convert into cash the Trust Assets and all claims in respect thereof, including all uncollected claims, contingent assets, claims for refund of taxes or proceeds of insurance.

          (d) To invest and reinvest the Trust Assets in the types of investments specified in Section 4.1 and to collect and add to the Trust Assets all income, earnings and gains therefrom.

          (e) To make all disbursements, including payments in satisfaction of claims against this Trust and expenses thereof.

          (f) To keep records of all investments of the Trust and to prepare the Annual Reports and the Final Report as provided in Section 4.2.

          (g) To keep and maintain a record of all persons having an Interest in this Trust and of all transfers of Interests which are permitted by Section 2.4.

          (h) To cause any securities or other property held as part of the Trust Assets to be registered in the name of the Trust.

          (i) To borrow or raise money for the purposes of the Trust in such amount, and on such terms and conditions, as the Trustee may deem advisable, and for any sum so borrowed, to issue his promissory note as Trustee,

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               and to secure the repayment thereof by pledging all, or any part, of the assets of the Trust; and no person lending money to the Trust shall be bound to see to the application of the money lent or inquire into the validity, expediency or propriety of any such borrowing.

          (j) To keep such portion of the Trust Assets in cash as the Trustee shall deem advisable, and to retain cash awaiting investment, without liability for interest thereon.

          (k) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

          (l) To contest, litigate, submit to arbitration, compromise and settle all claims made or asserted against this Trust, and any and all claims which the Trust may have against any other person, to satisfy such claims against this trust by payment to the claimants of the amounts settled upon or otherwise determined to be due and to receive all payments made with respect to claims which the Trust or the Company may have against other persons, and to pay all expenses in connection with any of the foregoing.

          (m) To file all information, tax and other returns in connection with the operation of the Trust as may be required by either federal or state law (provided that the Trustee may delegate responsibility for preparation of any returns to a firm of certified public accountants).

          (n) To retain the services of certificate public accountants, attorneys, appraisers, brokers and other professionals for assistance in the performance of his duties under this Agreement and to employ any bank trust department (other than First National Bank of Belen or any of its successors or assigns) to function as disbursing agent and to otherwise assist in maintaining the Interest Ledger and communicating with Shareholders.

          (o) To distribute, at least annually, to the Shareholders such of the Trust Assets as the Trustee determines may not then be required to be retained for the purposes of the Trust.

          (p) To do all acts, take all proceedings, and exercise all rights and privileges,

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               although not specifically mentioned herein, as the Trustee may deem necessary, appropriate or desirable to administer the Trust, and to carry out the purposes of the Trust.

     Notwithstanding anything herein to the contrary, the Trustee shall not perform, or cause to be performed, any act which would violate the purposes of this Trust as set forth in Section 2.2.

     3.3 Compensation of Trustee. The Trustee shall be entitled to a reasonable fee from the Trust for his services, payable on a ratable monthly basis, and shall be entitled to reimbursement from the Trust for all expenses reasonably incurred by him in the performance of his duties under this Agreement.

     3.4 Payment of Taxes. All taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws on, or in respect of, the Trust or the income thereof shall be paid from the Trust except where the law imposes liability for the payment of such tax upon the Shareholders. The Trustee may take such legal action as may be necessary, appropriate or desirable to resist payment of any taxes by the Trust, in which case all expenses reasonably incurred in resisting the payment of such taxes shall be borne by the Trust.

     3.5 Accounting by Trustee. The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder. All accounts, books and records relating to such transactions shall be open to inspection at all reasonable times by any Shareholder.

     3.6 Removal or Resignation of the Trustee. The Trustee (a) may be removed, with or without cause, by the written consent of Shareholders representing a majority of the outstanding Interests as reflected by the Interest Ledger, or (b) may resign upon giving at least 30 days written notice by mail to all Shareholders at their addresses reflected on the Interest Ledger (such resignation not becoming effective until a successor trustee shall have assumed the duties of the Trustee hereunder in the manner provided below). In either event, the removed or resigned Trustee shall transfer, assign and pay over to such successor trustee the assets and property then constituting the Trust Assets. The removed or resigned Trustee is authorized to reserve a reasonable sum of money for the payment of his fees and expenses in connection with the settlement of his account, and any balance of such reserve remaining after the payment of such fees and expenses shall be paid over to the successor trustee.

     3.7 Succession of the Trustee. In the event that ________________ ceases for any reason (including but not limited to incapacity, death, removal and resignation) to serve as Trustee, he shall be succeeded by any suitable person or corporation (other than ARBI or any of its

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subsidiaries, or any of their respective successors or assigns, or any officer, director or employee thereof), having trust powers, as shall be designated by the written consent of Shareholders representing a majority of the outstanding Interests as reflected by the Interest Ledger. Subsequent successor Trustees, if those should be necessary, shall be elected in the same manner.

     3.8 Bonding of the Trustee. Neither the Trustee nor any successor trustee shall be required to obtain a fidelity bond with respect to his service as trustee hereunder.

4.   Operation of Trust.
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     4.1  Investments.  Except for non-cash assets transferred initially to the
Trust and consideration, other than cash, received on the sale of such assets, the Trust Assets shall be invested, and reinvested from time to time as may be necessary, in any one or more of the following:

     (a) Demand or interest bearing accounts (including certificates of deposit) in banks or savings and loan associations insured by an agency or agencies of the United States Government; and

     (b) Marketable obligations of the United States Government and marketable obligations guaranteed as to principal and interest by the United States Government.

     4.2 Annual and Final Reports. The Trustee, with such professional assistance as he shall desire to retain, shall prepare the Annual Reports to the Shareholders and shall also prepare a Final Report in connection with the termination of the Trust. The reports shall include a statement showing all transactions occurring during the period, including the purchase, collection and sale of investments, the income, gains and losses realized, the cost and fair market value of all funds and property on hand at the close of the accounting period, and all disbursements made during such period. The reports shall also include a description of all claims asserted against the Trust during the period, the status of such claims, and their disposition and such other matters as the Trustee may deem necessary to inform the Shareholders of the current status of this Trust. The Trustee shall be reimbursed for any mailing, printing, legal and accounting fees and expenses incurred by him in connection with the preparation and distribution of the reports. The Annual Report shall be submitted to the shareholders not later than 90 days after the end of each calendar year, beginning with the end of the year 1995, and the Final Report shall be submitted to the Shareholders not later than 90 days following the termination of the Trust.

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     4.3  Amendments.  Shareholders representing at least a majority of the of the Interests as reflected by the Interest Ledger may, by written consent, amend this Agreement; provided, however, that no amendment may be adopted which shall increase the duties and responsibilities of the Trustee hereunder without his written consent. ARBI shall have no right or power to amend or revoke this Agreement or the trust established hereunder.

     4.4 Termination of the Trust. This Trust shall terminate and all assets of the Trust shall be distributed to the Shareholders in proportion to the Interest which each such Shareholder then owns within three months after (a) payment of all obligations and proper charges against the Trust, and (b) all assets of the Trust have been converted into cash. Notwithstanding anything herein to the contrary, the Trust shall in any event terminate no later than five years after the execution of this Agreement.

     4.5 Responsibility of ARBI. From and after the date hereof, neither ARBI nor any ARBI subsidiary shall have any further rights or obligations with respect to the Trust, the Trustee in his capacity as Trustee thereof, the beneficiaries of the Trust in their capacities as beneficiaries thereof, or the assets of the Trust. Except for liability for corporate taxes payable by ARBI or any ARBI subsidiary on the distribution at fair market value of the Trust Assets and any related indebtedness assumed by the Trust, ARBI and its subsidiaries have no liability with respect to the Trust and no further liability with respect to the assets or liabilities of the Trust after the date hereof, including without limitation, liability for any property that remains unclaimed by any Shareholder.

5. Liability of the Trustee. The Trustee shall not be personally or otherwise liable with respect to any action taken or omitted to be taken under this Agreement, provided such commission or omission does not constitute gross negligence or willful misconduct on his part and provided also that he shall at all times have exercised good faith in the discharge of his obligations, powers and responsibilities hereunder. The Trustee shall be fully protected in acting or any instrument, certificate, resolution or other paper believed by him to be genuine and to be signed or presented by the proper person or persons, and the Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

     The Trustee shall be indemnified from the Trust Assets against any costs and expenses, including counsel fees, actually and necessarily incurred in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceeding in which he may become involved or with which he may be threatened, by reason of his serving as Trustee

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hereunder, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction or any related judgment, fine or penalty.

6.   General Matters.
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     6.1  Applicable Law.  This Agreement shall be construed according to the laws of the State of New Mexico and all provisions hereof shall be construed and enforced pursuant to the laws of such State.

     6.2 Heading No Part of Agreement. Headings of sections and subsections of this Agreement have been included for convenience of reference. They constitute no part of this Agreement and are not to be considered in the construction hereof.

     6.3 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by mail, postage prepaid, addressed as follows:

          If to the Trustee:

          --------------------------------------
          --------------------------------------
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          If to the holder of any Interest:

          To the address of such holder reflected in the Interest Ledger.

     6.4 Agreement Binding on All Parties. This Agreement shall be binding on the Trustee and his successors and assigns, and the Shareholders and their respective successors or heirs, beneficiaries, legal representatives and assigns.

     6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     6.6  Effective Date of Agreement.  This Agreement shall be deemed effective
          ---------------------------
for all purposes as of ____________________, 19__.

                              THE TRUSTEE



                              ----------------------------------

                              Name:
                                    ----------------------------

                              AMERICAN REPUBLIC BANCSHARES, INC.



                              By:
                                  ------------------------------

                                 Name:
                                       -------------------------

                                 Title:
                                        ------------------------



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